Exhibit 99.1

Affinity Media International Corp (OTCBB: AFMI) $5.80

Affinity Media International Corp. (AFMI) is a publicly traded special purpose acquisition corporation (commonly known as a SPAC). The company raised approximately $19 million in its IPO in June 2006 for the purpose of acquiring or merging with an operating company. 100% of the proceeds from the IPO were placed into a trust account.

AFMI has entered into a merger agreement with Hotels At Home, Inc. (HAH), a leading provider of in-room retail catalogues and hotel-branded e-commerce websites for hotels and resorts worldwide. HAH allows guests to purchase the items in their rooms they’ve come to enjoy during their stay, such as beds, linens, pillows, amenities, and the like. HAH has exclusive contracts with 42 leading hotel brands, and their catalogs are available in more than 500,000 rooms worldwide. The company’s headquarters are in Fairfield, NJ, and its European operations are based in Paris, France. The merger agreement is subject to shareholder approval.

AFMI/HAH offers a rare opportunity for growth during a slowdown in the domestic retail market, and presents investors with an attractive way to play the international growth trend in the hospitality industry. HAH benefits from an enviable position in the market with considerable room for growth, and given its first mover advantage, is devoid of significant competition.

HAH’s unique business model places the company in its own category with four primary competitive advantages over traditional catalog marketers: (1) negligible customer acquisition costs, (2) strong gross margins with limited inventory as a result of its ability to piggy-back on its hotel partners’ buying power, (3) exclusive products that are only available via HAH, thus eliminating the opportunity for comparative shopping, and (4) negligible returns because customers have already tried the product before placing their orders.

HAH’s financial results for 2007 support the optimism regarding the company’s future. Total revenue for the twelve months ended December 31, 2007 was $24.9 million, as compared to $20.8 million for the comparable period in 2006, a 19.6% increase. Revenue from international operations, which include Canada and Europe, grew approximately 61.8% to $5.2 million for the twelve months ended December 31, 2007 from $3.2 million in the same period of 2006. Gross profit for the twelve months ended December 31, 2007 was $15.7 million, a 17.9% increase over the $13.3 million reported in the same period in 2006. These numbers are even more impressive considering the financial difficulties many companies in the retail and mail order sectors have been experiencing in the current economic environment.

HAH is an industry leader with a rapidly expanding partner base and a record of both revenue growth and profitability. Investors will vote on whether to approve the merger with HAH in the second quarter of 2008. If the merger agreement is not consummated, AFMI will be liquidated and its public shareholders will receive $6 per share from the trust proceeds. Currently, AFMI is trading at $5.80, leaving investors a potentially significant upside if the acquisition is completed, and the downside protected if the deal is not consummated.